EXHIBIT 4.4

CONSENT TO MODIFICATIONS

This Consent to Modifications, dated August 13, 2007 is given and agreed to by the “Purchasers” under the Fourth Amended Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the "Company"), and J. M. Warren Law Office P. C., as Agent.

Factual Statements

A.

The undersigned is a Purchaser, the Company, or the Agent under the Fourth Amended Note and Warrant Purchase Agreement (“Purchase Agreement”), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company.

B.

The Company desires to raise additional funds under the Purchase Agreement. Prospective investors have requested terms for their potential investments that require certain portions of the Purchase Agreement be modified. The parties to this Purchase Agreement wish to modify certain portions of the Purchase Agreement to accommodate said prospective investors, which shall be accomplished by attaching said changes to the Purchase Agreement in the form of an addendum to the Purchase Agreement.

C.

Under the current $5,500,000 limit of aggregrate Notes issuable pursuant to the Purchase Agreement, the Company can issue $2,619,568.50 of Notes. The Company is currently indebted to Purchasers of Class 2 Notes under the Purchase Agreement in the total amount of $2,124,000 and of Class 3 Notes under the Purchase Agreement in the total amount of $378,000. At the present time there are no Class 1 Notes outstanding under the Purchase Agreement.

Agreement

1.	Modifications. The undersigned agree to the modifications to the Purchase Agreement as follows:

Section 1(b): The sentence, “As used herein, "Notes" means either “Class 1 Notes,” “Class 2 Notes” or “Class 3 Notes” in a total aggregate amount outstanding at any time not to exceed $5,500,000, however such $5,500,000 shall be decreased by the principal amount of any Class 1 Notes surrendered to exercise warrants, and any Class 3 Notes converted, to purchase the Company’s common stock.” shall be replaced in it entirety with the following, “As used herein, "Notes" means either “Class 1 Notes,” “Class 2 Notes” or “Class 3 Notes” in a total aggregate amount outstanding at any time not to exceed $3,000,000, however such $3,000,000 shall be decreased by the principal amount of any Class 1 Notes surrendered to exercise warrants, and any Class 3 Notes converted, to purchase the Company’s common stock subsequent to August 8, 2007.”

Section 1. (k) (ii): There following shall be added to this section: “Class 2 Note holders may elect to receive accrued Class 2 warrants at the time said Class 2 Note holders amend their notes. In addition to electing to receive accrued Class 2 warrants at the time Class 2 Note holders amend their notes, Class 2 Note holders may also elect to receive accrued Class 2 warrants once each calendar quarter.”

Section 3: the definition of “Agent” should be deleted and replaced with the following: “"Agent" means J. M. Warren Law Office P. C., or any successor agent appointed pursuant to Section 21.7 hereof.”

Section 4.15. Stock Ownership. This section of the Purchase Agreement shall be replaced in its entirety with the following: The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, without par value, of which 29,566,409 shares are outstanding, and (ii) 400,000 shares of Preferred Stock (though 7,000 shares of Preferred Stock are retired), without par value, none of which are outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued and outstanding and fully paid and nonassessable. Except for the Warrants, the 1997 Warrants (which expired without being exercised), the warrants to purchase 3.5 million shares of the Company issued to the investors who purchased 7 million shares of the Company in April 2005, the Class 3 Notes and options to purchase shares of Common Stock granted to employees, directors or agents of the Company pursuant to the Company's stock option plans, there are no outstanding options, warrants, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

2.

Voluntary and Informed Execution. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE KNOWINGLY AND VOLUNTARILY MADE.

3.

Effective Date. This agreement shall be effective on the date that the Majority Noteholders (as defined in the Purchase Agreement), the Company’s Board of Directors and Agent, have accepted the terms and conditions herein and have signed this agreement.

[To be signed in counterparts]